Sunbelt Rentals Reports Fiscal Fourth Quarter and Full-Year 2026 Results
Company announces bolt-on acquisition of Reliant Asset Management

June 23, 2026
7:00 a.m. ET
Fort Mill, SC.--(BUSINESS WIRE)-- Sunbelt Rentals Holdings, Inc. (NYSE: SUNB, LSE: SUNB) (“the company”), a leader in the equipment rental industry, today announced financial results for the fiscal fourth quarter and full-year ended April 30, 2026.
Fiscal Fourth Quarter 2026 Highlights
•Total revenue of $2,754 million with rental revenue growth of 8.0%
•North America segment rental revenue growth: General Tool +4.4%, Specialty +15.1%
•Net income of $226 million and earnings per share of $0.55
•Adjusted EBITDA of $1,067 million and adjusted EBITDA margin of 38.7%
•Adjusted earnings per share of $0.74

Fiscal Full-Year 2026 Highlights
•Record total revenue of $11,154 million with rental revenue growth of 3.4%
•North America segment rental revenue growth: General Tool +2.1%, Specialty +5.8%
•Net income of $1,325 million and earnings per share of $3.15
•Adjusted EBITDA of $4,677 million and adjusted EBITDA margin of 41.9%
•Adjusted earnings per share of $3.72
•Cash flow from operations of $3,784 million and free cash flow of $2,055 million
•The Company announces final dividend payment of $0.75 for a full-year dividend of $1.125, a 4% increase over the prior year; the company plans to transition to a quarterly dividend in fiscal 2027
•Total returns to shareholders of $1,877 million including $1,413 million of share buybacks and $464 million through dividends

Note: Adjusted operating profit, adjusted operating profit margin, adjusted pre-tax profit, adjusted earnings per share, adjusted EBITDA, adjusted EBITDA margin, net debt, adjusted net assets, adjusted average net assets, return on investment, net leverage, and free cash flow are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the most directly comparable GAAP financial measure are included at the end of this release.

CEO Comment

“Fiscal 2026 was a strong year for Sunbelt Rentals, driven by our clear customer-led strategy, disciplined execution across the business and the outstanding efforts of our team,” said Brendan Horgan, Chief Executive Officer. “We delivered solid results, continued to grow the business and further strengthened our position across attractive end markets by supporting customers with the equipment, availability, service and solutions they need to execute critical projects. We finished the year with strong momentum with fourth quarter rental revenues in our North America Specialty segment increasing 15%, and our North America General Tool growing at 4%. With this momentum, we are well positioned to continuing driving profitable growth and deliver long-term value for our stockholders.”

“I’m excited to announce today the acquisition of Reliant Asset Management, a leading modular space solutions provider. This is a great example of our bolt-on acquisition strategy as a compelling opportunity to expand our Specialty offering and advance our Sunbelt 4.0 strategic objectives. Through this acquisition, we are demonstrating our capital allocation priorities and a clear intention to use our leadership position in North America to expand and grow across new highly complementary verticals, creating sustainable long-term value for stockholders. Post closing, we expect EPS accretion in year one, with net leverage remaining comfortably within our targeted range.”

Horgan continued, “Looking ahead to fiscal 2027, we are entering the year with strong top-line momentum. Our guidance reflects confidence in the underlying demand environment, the resilience of our structural growth and through-the-cycle free cash flow platform. We believe Sunbelt is well positioned to deliver a year of strong performance.”

Total Company Results Highlights

	Three Months Ended April 30,			Year Ended April 30,
(In millions, except per share amounts)	2026	2025	Y/Y	2026	2025	Y/Y
Total Revenue	2,754	2,529	+8.9%	11,154	10,791	+3.4%
Equipment Rental Revenue	2,520	2,334	+8.0%	10,320	9,980	+3.4%
Depreciation of Rental Equipment	466	453	+2.9%	1,851	1,815	+2.0%
Operating Income	410	516	(20.5)%	2,181	2,499	(12.7)%
Adjusted Operating Profit	516	545	(5.3)%	2,500	2,615	(4.4)%
Adjusted Operating Profit Margin	18.7%	21.6%	(290) bps	22.4%	24.2%	(180) bps
EBITDA	993	1,087	(8.6)%	4,497	4,746	(5.2)%
Adjusted EBITDA	1,067	1,081	(1.3)%	4,677	4,752	(1.6)%
Adjusted EBITDA Margin	38.7%	42.7%	(400) bps	41.9%	44.0%	(210) bps
Pre-Tax Profit	316	427	(26.0)%	1,801	2,070	(13.0)%
Adjusted Pre-Tax Profit	420	449	(6.5)%	2,113	2,190	(3.5)%
Net Income	226	329	(31.3)%	1,325	1,553	(14.7)%
EPS	$0.55	$0.76	(27.6)%	$3.15	$3.56	(11.5)%
Adjusted EPS	$0.74	$0.81	(8.6)%	$3.72	$3.78	(1.6)%
Dollar Utilization (TTM) 1)	55%	54%	+1.0%	55%	54%	+1.0%
Weighted-average common shares used in per share calculations	412.5	433.4	(4.8)%	420.4	435.9	(3.6)%
1) Dollar utilization, as defined in our Non-GAAP Financial Measures, is measured using a trailing twelve month revenue figure and ending original equipment cost (a balance sheet amount as of a point in time), therefore the resulting value is the same for both the quarter-to-date and year‑to‑date periods.
Summary of Fiscal Fourth Quarter 2026 Results
Total revenue growth in the quarter of 9% resulted from higher sales of used and new rental equipment, and rental revenue growth of 8%. The strong momentum in rental revenue growth to finish the year was driven by volume growth and higher utilization across most geographies, while rates continued to be stable.
Depreciation of rental equipment increased only 3% and less than rental revenue growth of 8%. This reflects stronger utilization of the company’s fleet combined with disciplined capital management.
Net income in the quarter declined primarily due to higher non-recurring costs related to restructuring and relisting activities, and higher stock compensation expense. See the non-GAAP reconciliation tables for further details.
Consistent with the results for the first nine months of the year, the company’s fourth quarter adjusted EBITDA margin declined compared to the prior-year period primarily due to a higher mix of North America Specialty segment revenue and ancillary revenues, higher internal repair and repositioning costs, and continued investments to support growth. In addition, during the quarter the company lapped the reversal of a $28 million receivables provision recognized in the fourth quarter of 2025 for a customer who filed for chapter 11 bankruptcy protection in the fourth quarter of 2024. Excluding the provision reversal benefit recognized in the fourth quarter of 2025, adjusted EBITDA margin in the fourth quarter of 2026 declined 290 basis points compared to the prior year period.

Adjusted earnings per share declined due to lower adjusted profit before tax, primarily due to the aforementioned lapping of the reversal of the receivables provision, and a higher effective tax rate compared to same period last year.
Return on investment was 14.2% compared to the prior-year period of 15.0%. The reduction was primarily due to lower adjusted operating profit combined with rental fleet inflation.

North America General Tool

	Three Months Ended April 30,			Year Ended April 30,
(In millions)	2026	2025	YoY	2026	2025	YoY
Total Revenue	1,582	1,498	+5.6%	6,507	6,397	+1.7%
Equipment Rental Revenue	1,438	1,377	+4.4%	6,013	5,889	+2.1%
Adjusted Segment Operating Profit	401	451	(11.1)%	1,932	2,093	(7.7)%
Adjusted Segment Operating Profit Margin	25.3%	30.1%	(480) bps	29.7%	32.7%	(300) bps
Adjusted Segment EBITDA	759	801	(5.2)%	3,347	3,477	(3.7)%
Adjusted Segment EBITDA Margin	48.0%	53.5%	(550) bps	51.4%	54.4%	(300) bps
Dollar Utilization (TTM) 1)	47%	48%	(100) bps	47%	48%	(100) bps
1) Dollar utilization, as defined in our Non-GAAP Financial Measures, is measured using a trailing twelve month revenue figure and ending original equipment cost (a balance sheet amount as of a point in time), therefore the resulting value is the same for both the quarter-to-date and year‑to‑date periods.
North America General Tool equipment rental revenue growth in the quarter of 4.4% was driven primarily by volume growth, with both dollar utilization and rates approximately flat. Growth was fairly consistent across U.S. geographies led by mega project and strategic account activity, with Canada driving outsized growth through bolt-on acquisitions and mega project activity.
The adjusted segment EBITDA margin performance in the quarter primarily reflects higher costs associated with internal repairs and repositioning of rental fleet to drive utilization improvements, and higher costs to support growth.

North America Specialty

	Three Months Ended April 30,			Year Ended April 30,
(In millions)	2026	2025	YoY	2026	2025	YoY
Total Revenue	938	810	+15.8%	3,715	3,487	+6.5%
Equipment Rental Revenue	884	768	+15.1%	3,505	3,313	+5.8%
Adjusted Segment Operating Profit	279	256	+9.0%	1,176	1,138	+3.3%
Adjusted Segment Operating Profit Margin	29.7%	31.6%	(190) bps	31.7%	32.6%	(90) bps
Adjusted Segment EBITDA	420	389	+8.0%	1,721	1,677	+2.6%
Adjusted Segment EBITDA Margin	44.8%	48.0%	(320) bps	46.3%	48.1%	(180) bps
Dollar Utilization (TTM) 1)	75%	73%	+200 bps	75%	73%	+200 bps
1) Dollar utilization, as defined in our Non-GAAP Financial Measures, is measured using a trailing twelve month revenue figure and ending original equipment cost (a balance sheet amount as of a point in time), therefore the resulting value is the same for both the quarter-to-date and year‑to‑date periods.

North America Specialty equipment rental revenue growth in the quarter of 15.1% was led by volume, supported by strong utilization increases year over year. The growth continued to be led by Power & HVAC, in particular Load Banks, and was also fueled by Flooring, Temporary Fencing, Structures and Walls, Trench Safety and Scaffold.
The adjusted segment EBITDA margin performance in the quarter primarily reflects a higher mix of ancillary revenues compared to last year, and higher costs associated with internal repairs and repositioning of rental fleet to drive utilization improvements. Furthermore, the previously mentioned $28 million receivables provision reversal, which was recognized in the fourth quarter of 2025, was recorded entirely within the North America Specialty segment. Excluding the $28 million receivable provision reversal benefit in the prior year period, Specialty adjusted segment operating profit margins would have increased 160 basis points compared to the prior year, and adjusted segment EBITDA margins would have increased 20 basis points.

United Kingdom

	Three Months Ended April 30,			Year Ended April 30,
(In millions)	2026	2025	YoY	2026	2025	YoY
Total Revenue	234	221	+5.9%	932	907	+2.8%
Equipment Rental Revenue	198	189	+4.8%	802	778	+3.1%
Adjusted Segment Operating Profit	14	15	(6.7)%	59	73	(19.2)%
Adjusted Segment Operating Profit Margin	6.0%	6.8%	(80) bps	6.3%	8.0%	(170) bps
Adjusted Segment EBITDA	57	57	—%	234	244	(4.1)%
Adjusted Segment EBITDA Margin	24.4%	25.8%	(140) bps	25.1%	26.9%	(180) bps
Dollar Utilization (TTM) 1)	53%	53%	0 bps	53%	53%	0 bps
1) Dollar utilization, as defined in our Non-GAAP Financial Measures, is measured using a trailing twelve month revenue figure and ending original equipment cost (a balance sheet amount as of a point in time), therefore the resulting value is the same for both the quarter-to-date and year‑to‑date periods.

UK equipment rental revenue grew in the quarter on a currency-translated basis but declined in local currency, reflecting ongoing market challenges. Improving UK segment returns on capital remain a focus through operational efficiencies and the restructuring actions announced in December 2025, as well as rental rate improvement.

Rental Fleet
The company’s total rental fleet at original equipment cost is as follows:

	As of April 30,
($ in millions)	2026	2025
North America - General Tool	12,946	12,523
North American - Specialty	4,828	4,523
United Kingdom	1,457	1,521
Total Equipment Cost	19,231	18,567
The company’s original cost of rental equipment at April 30, 2026, was $19,231 million, and our average fleet age was 53 months on an original cost basis, as compared to 49 months at April 30, 2025.

Capital Management
Long-term debt at April 30, 2026 was $7,033 million and the debt to income ratio was 5.7x. Net debt at April 30, 2026, was $7,554 million and net leverage was 1.6x, well within our stated range of between 1x to 2x net debt-to-adjusted EBITDA. Availability under the senior secured credit facility was $3,540 million, and the company’s credit facilities are committed for an average of five years at a weighted average cost of approximately 5%.
In the full-year fiscal 2026, the company opened 51 greenfield locations and invested $238 million, including acquired borrowings, on 13 bolt-on acquisitions continuing to both expand its footprint and diversify its end markets. Cash flow from operations was $3,784 million. Capital expenditure was $2,194 million gross and $1,729 million net of disposal proceeds, and after capital expenditures, free cash flow was $2,055 million.
In December 2024, the company launched a share buyback program of up to $1.5 billion over 18 months, which completed on February 24, 2026. The company commenced a new share buyback program of $1.5 billion which began on March 2, 2026 and coincided with the move of the primary listing to the New York Stock Exchange. In fiscal 2026, the company repurchased $1,413 million of common stock under these two programs, and paid $464 million in dividends.
Today, Sunbelt Rentals is also announcing that its Board of Directors has declared a dividend payment of $0.75 per share, the final payment under its previous scheme as the company plans to transition to a quarterly dividend. The final dividend payment will be paid on Friday, July 24, 2026 to shareholders of record on Friday, July 10, 2026.

The Company Announces the Acquisition of Reliant Asset Management
Sunbelt announced today that on May 1, 2026, the company closed on the purchase of Reliant Asset Management, a market leader in modular space solutions, for a total purchase price of $650 million, which is expected to be accretive to both growth and earnings per share.

Reliant Asset Management is a leading provider of modular space solutions and adds a significant new Specialty vertical to the Sunbelt Rentals business, expanding our total addressable market. The company goes to market under the trade name: Aries Building Systems, which rents and sells modular structures, mobile offices, classrooms and storage products to commercial, industrial and education markets.

Aligned with the Sunbelt 4.0 strategy, this acquisition furthers Sunbelt Rentals' long-term commitment to investing in high-value Specialty markets. By expanding into a highly complementary Specialty vertical, we believe it strengthens our capacity to generate stockholder value and unlocks meaningful cross-sell opportunities across both new and existing markets and our broader customer base.

Full-Year Fiscal 2027 Outlook
Today, the company is introducing its outlook for fiscal full-year 2027.

	FY 2027 Outlook	2026 Actual Results
Total Revenue	4.5% to 7.5% growth	$11.15 billion
Rental Revenue	5% to 8% growth	$10.32 billion
Adjusted EBITDA	$4.85 billion to $5.05 billion	$4.68 billion
Net Rental Equipment Capital Expenditures	$2.05 billion to $2.45 billion	$1.42 billion
Gross Rental Capital Expenditures	$2.45 billion to $2.85 billion	$1.84 billion
Note: We present adjusted EBITDA on a forward-looking basis. The most directly comparable GAAP measure is not accessible on a forward-looking basis without unreasonable efforts, because certain items that impact this GAAP measure cannot be reasonably predicted or quantified. The probable significance of these items may be material, and as a result, the corresponding GAAP measure and a quantitative reconciliation to this GAAP measure is not available on a forward-looking basis.

Conference Call Information
Brendan Horgan and Alex Pease will hold a conference call today to discuss the results and outlook at 8:30am ET (1:30pm BST). The call will be webcast live via the company’s investor relations website at ir.sunbeltrentals.com and a replay will be available via the website shortly after the call concludes. A copy of this announcement and the slide presentation to be used for the call are available on the company’s investor relations website.
About Sunbelt Rentals Holdings, Inc.
Sunbelt Rentals Holdings, Inc., operating primarily as Sunbelt Rentals, is a leading global provider of rental equipment and services based in Fort Mill, South Carolina. Our passionate, customer-centric team of 26,000 employees combines execution-focused resolve with Sunbelt Rentals’ innovative array of rental solutions across a vast network of over 1,600 locations and with a fleet of assets exceeding $19 billion. Sunbelt Rentals is committed to delivering unrivaled quality and support for its customers across an increasingly diverse array of industries, project types and end markets, including construction, live events, maintenance and countless emerging applications ranging from small-scale developments to mega projects.
Investor Contact
Kevin Powers, Senior Vice President, Investor Relations
kevin.powers@sunbeltrentals.com

Media Contact
H/Advisors Abernathy,
Abigail Ruck / Mallory Griffin
abigail.ruck@h-advisors.global / mallory.griffin@h-advisors.global
(212) 371-5999

Non-GAAP Financial Measures
Key Performance Indicators (“KPIs”)
We use the KPIs “dollar utilization” and “original equipment cost” (“OEC”) to evaluate our business, measure our performance, identify trends and make business decisions. These measures are not directly comparable to, and should not be considered a substitute for, financial information presented in accordance with GAAP, and may differ from similarly titled metrics or measures presented by other companies.
Dollar Utilization
We consider “dollar utilization” to be a KPI on a segment basis. Dollar utilization reflects the ratio of rental revenue earned from equipment compared with the original cost of equipment and is calculated as revenue from equipment rentals in each month during the preceding twelve-month period divided by average fleet at OEC measured during such period, in each case on a segment basis. Dollar utilization is influenced by various factors, including the average OEC of our rental fleet, the level of physical utilization of our rental fleet, customer rental rates, ancillary rental revenues, inflation, as well as customer and product mix.
Management believes that dollar utilization provides useful information to investors and management to demonstrate how effectively we recover value from our rental assets. Management uses dollar utilization when reviewing operating performance on a segment basis and to help inform capital allocation decisions within the business.
Original Equipment Cost
We consider OEC to be a KPI on a segment basis. OEC reflects the original cost of our equipment on rent. Management believes that OEC, along with dollar utilization, provide useful information to investors and management to demonstrate the utilization of our rental equipment. Management uses OEC when reviewing operating performance on a segment basis and to help inform capital allocation decisions within the business.
Adjusted Operating Profit and Adjusted Operating Profit Margin
We use the non-GAAP measures “adjusted operating profit” and “adjusted operating profit margin” to evaluate the underlying profitability of our core operations. The composition of these measures is not addressed or prescribed by GAAP. We define adjusted operating profit as operating income after other income(expense), net, and before amortization of acquired intangibles, stock-based compensation expense, net, and restructuring costs, which in the fiscal year ended April 30, 2025 relate to costs associated with the Redomiciliation and U.S. Listing and in the fiscal year ended April 30, 2026 relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment. Adjusted operating profit margin is defined as adjusted operating profit divided by total revenues.
Management believes that adjusted operating profit and adjusted operating profit margin provide useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of other similar companies.
Adjusted Pre-tax Profit
We use the non-GAAP measure “adjusted pre-tax profit” to evaluate the underlying profitability of our core operations. The composition of adjusted pre-tax profit is not addressed or prescribed by GAAP. We define adjusted pre-tax profit as net income before provision for income taxes, amortization of acquired intangibles, stock based compensation expense, net and restructuring costs, which in the fiscal year ended April 30, 2025 relate to costs associated with the Redomiciliation and U.S. Listing and in the fiscal year ended April 30, 2026 relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment. Adjusted pre-tax profit represents adjusted operating profit after interest expense, net.
Management believes that adjusted pre-tax profit provides useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of other similar companies.
EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA margin
We use the non-GAAP measures “EBITDA,” “EBITDA margin,” “adjusted EBITDA,” and “adjusted EBITDA margin” to evaluate our overall financial performance. The composition of these measures is not addressed or prescribed by GAAP. We define EBITDA as net income before provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA before stock based compensation expense, net and restructuring costs, which in the fiscal year ended April 30, 2025 relate to costs associated with the Redomiciliation and U.S. Listing and in the fiscal year ended April 30, 2026 relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment. These items are excluded from adjusted EBITDA to allow investors to make a more meaningful comparison between our core performance over different periods of time, as well as with those of similar companies. EBITDA margin is defined as EBITDA divided by total revenues. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenues.
Management believes that EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin, when viewed with the company’s results under GAAP and the accompanying reconciliations, provide useful information about our operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
Adjusted Earnings per Share (“Adjusted EPS”)
We use the non-GAAP measure “adjusted EPS” to evaluate the underlying profitability of our core operations. The composition of adjusted EPS is not addressed or prescribed by GAAP. We define adjusted EPS as earnings per share (basic) before amortization of acquired intangibles, stock based compensation expense, net and restructuring costs, which in the fiscal year ended April 30, 2026 relate to costs associated with the Redomiciliation and U.S. Listing and the operational restructure of the United Kingdom segment and in the fiscal year ended April 30, 2025 relate to costs associated with the Redomiciliation and U.S. Listing, in each case less taxation on adjusting items.
Management believes that adjusted EPS provides useful information to management and investors about the Group’s underlying profitability without regard to non-core items that may not be indicative of our main business activities, thus allowing for a more meaningful comparison between our core performance over different periods of time, as well as with those of similar companies.
Adjusted Net Assets, Adjusted Average Net Assets, and Return on Investment
We use the non-GAAP measures “adjusted net assets,” “adjusted average net assets,” and “return on investment” to provide a measure of how effectively we allocate capital to profitable investments. The composition of these measures is not addressed or prescribed by GAAP. We define adjusted net assets as net assets excluding net debt and tax. Adjusted average net assets is defined as adjusted net assets as of each month-end of the preceding thirteen months divided by thirteen. Return on investment is defined as adjusted operating profit generated during the preceding twelve-month period divided by adjusted average net assets.
Management believes that a measure of return on investment is widely used by investors. By using adjusted operating profit as the profit component, adjusted return on investment focuses on returns from our actual operating assets and profits generated from our main business activities, which management believes allows for a more meaningful comparison of our operating efficiency between different periods of time, as well as with those of similar companies. Management further uses adjusted return on investment when reviewing operating performance to help inform capital allocation decisions within the business. It also represents one of the metrics used in our executive compensation program.
Free Cash Flow
We use the non-GAAP measure “free cash flow” to reflect the cash retained by the company prior to discretionary expenditure on acquisitions and returns to stockholders. The composition of these measures is not addressed or prescribed by GAAP. We define free cash flow as net cash provided by operating activities less net expenditure on rental and non-rental equipment (comprising payments for purchases of equipment less disposal proceeds received in relation to sales of equipment).
Management believes that free cash flow provides useful information to management and investors as an additional liquidity measure because it measures the amount of cash available, after net expenditures on rental and non-rental equipment, for activities such as making discretionary expenditures on acquisitions and providing returns to stockholders.
Net Debt
We use the non-GAAP measure “net debt” to provide an indication of the overall level of our long-term indebtedness. The composition of net debt is not addressed or prescribed by GAAP. We define net debt as total debt less cash balances.
Management believes that net debt is widely used by investors and credit rating agencies and provides useful additional information to management and investors as an indication of the Group’s financial position and ability to meet its financial obligations.
Net Leverage
We use the non-GAAP measure “net leverage” to provide an indication of the strength of the Group’s balance sheet. The composition of net leverage is not addressed or prescribed by GAAP. We define adjusted leverage as net debt divided by adjusted EBITDA generated during the preceding twelve-month period.
Management believes that providing an indication of the strength of the Group’s balance sheet provides useful additional information to management and investors. Management further believes that using adjusted EBITDA as the profit component for adjusted leverage allows for a more meaningful comparison of our financial position between different periods of time, as well as with those of similar companies. Adjusted leverage also forms part of the executive compensation targets of the Group.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including the U.S. Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements concerning the conditions of our industry, our operations, our economic performance and our financial condition, including, in particular, statements relating to our business and growth strategy, and the growth and dynamics of the market segments in which we operate. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “should,” “commit,” “enable,” “estimate,” “focused on,” “positioned,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation: competition from existing and new competitors; the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions) and geopolitical risks (including risks related to international conflicts) on us, our customers and our suppliers, in the United States and the rest of the world; currency and interest rate fluctuations; seasonality of our business; our ability to attract, hire and retain qualified personnel; our ability to successfully make acquisitions and integrate acquired companies; changes in the rental rates that we can charge for the equipment in our rental fleet or our services; changes in the construction and industrial markets; changes in political, social and economic conditions and local regulations; changes in the attitude of our customers towards renting, as compared with purchasing, equipment; changes in applicable accounting standards or subjective assumptions, estimates and judgments by management related to complex accounting matters; changes in the mix of products offered in our rental fleet, industry capacity or competition; changes in environmental and safety regulations; changes in government spending or government policies; disruptions of established supply channels; the availability, terms and deployment of capital; and costs and availability of energy, and changes in transportation costs.
Further information on the risks that may affect our business is included in filings we make with the U.S. Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2026, and other filings with the SEC. Forward-looking statements made in this press release speak only as of its date, and we undertake no obligation to update them in light of new information or future events, except as required by law.

Sunbelt Rentals Holdings, Inc.
Condensed Consolidated Statement of Income

	Three Months Ended April 30,		Year Ended April 30,
(In millions, except per share amounts)	2026	2025	2026	2025
Revenues:
Equipment rentals	$2,520	$2,334	$10,320	$9,980
Sales of rental equipment	135	112	451	467
Sales of new equipment, merchandise and consumables	99	83	383	344
Total revenues	2,754	2,529	11,154	10,791
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,139	1,005	4,394	4,069
Depreciation of rental equipment	466	453	1,851	1,815
Cost of rental equipment sales	113	88	386	386
Cost of sales of new equipment, merchandise and consumables	58	48	233	201
Total cost of revenues	1,776	1,594	6,864	6,471
Gross profit	978	935	4,290	4,320
Selling, general and administrative expenses	453	308	1,651	1,385
Non-rental depreciation and amortization	115	111	458	436
Operating income	410	516	2,181	2,499
Interest expense, net	96	96	387	425
Other (income) expense, net	(2)	(7)	(7)	4
Income before provision for income taxes	316	427	1,801	2,070
Provision for income taxes	90	98	476	517
Net income	$226	$329	$1,325	$1,553
Basic earnings per share	$0.55	$0.76	$3.15	$3.56
Diluted earnings per share	$0.55	$0.76	$3.15	$3.55

Sunbelt Rentals Holdings, Inc.
Condensed Consolidated Balance Sheets

(In millions, except share data)	April 30, 2026	April 30, 2025
ASSETS
Cash and cash equivalents	$29	$21
Accounts receivable, net of allowance for credit losses of $105 and $102, respectively	1,669	1,481
Inventory	180	147
Prepaid expenses and other assets	354	372
Total current assets	2,232	2,021
Rental equipment, net	11,224	11,340
Property and equipment, net	2,063	2,038
Goodwill	3,476	3,348
Other intangible assets, net	338	433
Operating lease right-of-use assets	2,664	2,523
Other long-term assets	271	267
Total non-current assets	20,036	19,949
Total assets	$22,268	$21,970
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$550	$—
Accounts payable	472	302
Accrued expenses and other liabilities	1,167	991
Operating lease liabilities	287	266
Total current liabilities	2,476	1,559
Long-term debt	7,033	7,500
Deferred taxes	2,394	2,288
Non-current portion of operating lease liabilities	2,577	2,434
Other long-term liabilities	379	390
Total non-current liabilities	12,383	12,612
Total liabilities	14,859	14,171

Stockholders’ equity:
Common stock – £0.10 ($0.18) par value, 451,354,833 and 430,708,216 shares issued and outstanding, respectively, as of April 30, 2025	—	82
Common stock – $0.01 par value, 413,965,587 and 410,272,086 shares issued and outstanding, respectively, as of April 30, 2026	4	—
Additional paid-in capital	204	46
Retained earnings	7,646	9,103
Treasury stock at cost – 3,693,501 and 20,111,957 shares as of April 30, 2026 and April 30, 2025, respectively	(259)	(1,171)
Common stock held by the ESOT – 0 and 534,660 shares as of April 30, 2026 and April 30, 2025, respectively	—	(35)
Accumulated other comprehensive loss	(186)	(226)
Total stockholders’ equity	7,409	7,799
Total liabilities and stockholders’ equity	$22,268	$21,970

Sunbelt Rentals Holdings, Inc.
Condensed Consolidated Statements of Cash Flow

	Year Ended April 30,
(In millions)	2026	2025
Cash flows from operating activities:
Net income	$1,325	$1,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,309	2,251
Gain on sales of rental equipment	(65)	(81)
Gain on sales of non-rental equipment	(6)	(17)
Deferred tax expense	93	42
Non-cash operating lease expense	310	288
Stock based compensation expense	80	(9)
Provision for receivable allowances	64	28
Other	14	33
Changes in operating assets and liabilities, net of amounts acquired:
(Increase) decrease in accounts receivable	(206)	22
(Increase) decrease in inventory	(30)	15
Decrease (increase) in prepaid expenses and other assets	15	(74)
Increase (decrease) in accounts payable	57	2
Decrease in operating lease liabilities	(287)	(268)
Increase in accrued expenses and other liabilities	111	59
Net cash provided by operating activities	$3,784	$3,844
Cash flows from investing activities
Payments for acquisition of businesses, net of cash acquired	(206)	(134)
Proceeds from disposal of business	16	-
Payments for purchases of rental equipment	(1,842)	(2,251)
Payments for purchases of non-rental property and equipment	(352)	(441)
Proceeds from sales of rental equipment	424	462
Proceeds from sales of non-rental property and equipment	41	61
Payments for purchases of intangibles	(6)	(15)
Other	—	—
Net cash used in investing activities	$(1,925)	$(2,318)
Cash flows from financing activities
Proceeds from debt	1,496	1,309
Payments of debt	(1,457)	(1,832)
Repayments of principal under finance lease liabilities	(18)	(18)
Payment of contingent consideration	-	(13)
Dividends paid	(464)	(544)
Common stock repurchased by the ESOT	(19)	(86)
Common stock sold by the ESOT	24	—
Common stock repurchased	(1,413)	(342)
Net cash (used in) provided by financing activities	(1,851)	(1,526)
Effect of exchange rate changes on cash and cash equivalents	-	-
Net increase (decrease) in cash and cash equivalents	8	—
Cash and cash equivalents at the beginning of year	21	21
Cash and cash equivalents at the end of period	$29	$21

Supplemental disclosure of cash flow information:
Cash paid for interest	$368	$416
Cash paid for income taxes, net	332	425

Sunbelt Rentals Holdings, Inc.
Segment Results

($ in millions)	North America – General Tool	North America – Specialty	United Kingdom
Three Months Ended April 30, 2026
Equipment rentals	1,438	884	198
Sales of rental equipment	102	17	16
Sales of new equipment, merchandise and consumables	42	37	20
Total revenues	1,582	938	234
Cost of rental equipment sales	(93)	(5)	(13)
Staff costs1)	(333)	(185)	(66)
Depreciation	(358)	(141)	(43)
Other segment items2)	(397)	(328)	(98)
Adjusted segment operating profit	401	279	14
Add Back: Depreciation	358	141	43
Adjusted segment EBITDA	759	420	57
Adjusted segment EBITDA margin	48%	45%	24%

Three Months Ended April 30, 2025
Equipment rentals	1,377	768	189
Sales of rental equipment	80	20	12
Sales of new equipment, merchandise and consumables	41	22	20
Total revenues	1,498	810	221
Cost of rental equipment sales	(69)	(11)	(8)
Staff costs1)	(300)	(168)	(63)
Depreciation	(350)	(133)	(42)
Other segment items2)	(328)	(242)	(93)
Adjusted segment operating profit	451	256	15
Add Back: Depreciation	350	133	42
Adjusted segment EBITDA	801	389	57
Adjusted segment EBITDA margin	53%	48%	26%

Year Ended April 30, 2026
Equipment rentals	6,013	3,505	802
Sales of rental equipment	324	77	50
Sales of new equipment, merchandise and consumables	170	133	80
Total revenues	6,507	3,715	932
Cost of rental equipment sales	(273)	(71)	(38)
Staff costs1)	(1,325)	(716)	(267)
Depreciation	(1,415)	(545)	(175)
Other segment items2)	(1,562)	(1,207)	(393)
Adjusted segment operating profit	1,932	1,176	59
Add Back: Depreciation	1,415	545	175
Adjusted segment EBITDA	3,347	1,721	234
Adjusted segment EBITDA margin	51%	46%	25%

($ in millions)	North America – General Tool	North America – Specialty	United Kingdom
Year Ended April 30, 2025
Equipment rentals	5,889	3,313	778
Sales of rental equipment	338	79	50
Sales of new equipment, merchandise and consumables	170	95	79
Total revenues	6,397	3,487	907
Cost of rental equipment sales	(280)	(73)	(33)
Staff costs1)	(1,224)	(677)	(258)
Depreciation	(1,384)	(539)	(171)
Other segment items2)	(1,416)	(1,060)	(372)
Adjusted segment operating profit	2,093	1,138	73
Add Back: Depreciation	1,384	539	171
Adjusted segment EBITDA	3,477	1,677	244
Adjusted segment EBITDA margin	54%	48%	27%
1)    Staff costs comprise salaries and related benefits and retirement costs.
2)     Other segment items comprised of spares, vehicle, facility and other miscellaneous costs.

Dollar Utilization

	As of April 30,
Dollar utilization	2026	2025
North America – General Tool	47%	48%
North America – Specialty	75%	73%
United Kingdom	53%	53%
Adjusted Operating Profit and Adjusted Operating Profit Margin

	Three Months Ended April 30,		Year Ended April 30,
($ in millions)	2026	2025	2026	2025
Operating income	410	516	2,181	2,499
Other income (expense), net	2	7	7	(4)
Amortization of acquired intangibles	28	28	113	114
Stock based compensation expense, net	25	(15)	65	(9)
Restructuring costs:1)
Staff costs	18	2	33	4
Impairment	2	—	19	—
Other restructuring costs	31	7	82	11
Adjusted operating profit	516	545	2,500	2,615

Total revenues	2,754	2,529	11,154	10,791
Operating income margin2)	15%	20%	20%	23%
Adjusted operating profit margin	19%	22%	22%	24%
1)Restructuring costs relate to staff, impairment and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the year ended April 30, 2026, the operational restructure of the United Kingdom segment.
2)Operating income margin is calculated as operating income divided by total revenues.
Adjusted Pre-tax Profit

	Three Months Ended April 30,		Year Ended April 30,
($ in millions)	2026	2025	2026	2025
Net income	226	329	1,325	1,553
Provision for income taxes	90	98	476	517
Amortization of acquired intangibles	28	28	113	114
Stock based compensation expense, net	25	(15)	65	(9)
Restructuring costs:1)
Staff costs	18	2	33	4
Impairment	2	–	19	–
Other restructuring costs	31	7	82	11
Adjusted pre-tax profit	420	449	2,113	2,190
1)Restructuring costs relate to staff, impairment and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the year ended April 30, 2026, the operational restructure of the United Kingdom segment.

EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin

	Three Months Ended April 30,		Year Ended April 30,
($ in millions, unless otherwise stated)	2026	2025	2026	2025
Net income	226	329	1,325	1,553
Provision for income taxes	90	98	476	517
Interest expense, net	96	96	387	425
Depreciation of rental equipment	466	453	1,851	1,815
Non-rental depreciation and amortization	115	111	458	436
EBITDA	993	1,087	4,497	4,746
Stock based compensation expense, net	25	(15)	65	(9)
Restructuring costs:1)
Staff costs	18	2	33	4
Other restructuring costs	31	7	82	11
Adjusted EBITDA	1,067	1,081	4,677	4,752

Total revenues	2,754	2,529	11,154	10,791
Net income margin2)	8%	13%	12%	14%
EBITDA margin	36%	43%	40%	44%
Adjusted EBITDA margin	39%	43%	42%	44%
1)    Restructuring costs relate to staff, impairment and other costs incurred in relation to the redomiciliation and U.S. Listing and, in the year ended April 30, 2026, the operational restructure of the United Kingdom segment.
2)    Net income margin is calculated as net income divided by total revenues.
Adjusted EPS

($ per share amounts)	Three Months Ended April 30,		Year Ended April 30,
	2026	2025	2026	2025
Basic earnings per share	0.55	0.76	3.15	3.56
Amortization of acquired intangibles	0.07	0.06	0.27	0.26
Stock based compensation expense, net	0.06	(0.03)	0.15	(0.02)
Restructuring costs:1)
Staff costs	0.04	0.01	0.07	0.01
Impairment	0.01	0.00	0.05	0.00
Other restructuring costs	0.07	0.02	0.19	0.03
Taxation on adjusting items2)	(0.06)	(0.01)	(0.16)	(0.06)
Adjusted EPS	0.74	0.81	3.72	3.78

Weighted-average common shares used in per share calculations	412,475,377	433,442,231	420,382,197	435,873,592
1)Restructuring costs relate to staff, impairment and other costs incurred in relation to the Redomiciliation and U.S. Listing and, in the year ended April 30, 2026, the operational restructure of the United Kingdom segment.
2)Taxation on adjusting items reflects the tax arising in relation to the items detailed above, calculated at the statutory rate of the relevant jurisdiction.

Adjusted Average Net Assets, Adjusted Net Assets and Return on Investment

($ in millions, unless otherwise stated)	As of April 30,
	2026	2025
Net income1)	1,325	1,553
Adjusted operating profit2) 3)	2,500	2,615

Net assets	7,409	7,799
Add back: Net debt	7,554	7,479
Add back: Tax	2,418	2,278
Adjusted net assets	17,381	17,556

Adjusted average net assets	17,593	17,733

Return on investment	14%	15%
1)    Net income generated during the preceding twelve-month period.
2)    Adjusted operating profit is a non-GAAP measure. Please see above for a reconciliation to net income, the most directly comparable GAAP measure.
3)    Adjusted operating profit generated during the preceding twelve-month period.
Free Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
($ in millions)	2026	2025	2026	2025
Net cash provided by operating activities	950	989	3,784	3,844
Payments for purchases of rental equipment	(402)	(197)	(1,842)	(2,251)
Payments for non-rental property and equipment	(73)	(73)	(352)	(441)
Proceeds from sales of rental equipment	142	158	424	462
Proceeds from disposal of non-rental property and equipment	10	16	41	61
Free cash flow	627	893	2,055	1,675
Net Debt

($ in millions)	As of April 30,
	2026	2025
Total debt1)	7,583	7,500
Cash and cash equivalents	(29)	(21)
Net debt	7,554	7,479
1)    Total debt includes outstanding amounts under our ABL Facility and Senior Notes.

Net Leverage

	As of April 30,
($ in millions)	2026	2025
Net income1)	1,325	1,553
Adjusted EBITDA2) 3)	4,677	4,752

Total debt4)	7,583	7,500
Net debt5)	7,554	7,479

Debt to net income ratio	5.7x	4.8x
Net leverage	1.6x	1.6x
1)     Net income generated during the preceding twelve-month period.
2)    Adjusted EBITDA is a non-GAAP measure. Please see above for a reconciliation to net income, the most directly comparable GAAP measure.
3)     Adjusted EBITDA generated during the preceding twelve-month period.
4)    Total debt includes outstanding amounts under our ABL Facility and Senior Notes.
5)     Net debt is a non-GAAP measure. Please see above for a reconciliation to long-term debt, the most directly comparable GAAP measure.

Operating Statistics

	As of April 30,
Number of Rental Stores	2026	2025
North America - General Tool	814	781
North American - Specialty	614	588
United Kingdom	183	191
Total Number of Rental Stores	1,611	1,560

	As of April 30,
Employee Count	2026	2025
Full Time	25,751	24,738
Part-time	265	303
North America	21,826	20,692
United Kingdom	4,190	4,349
Total Count of Employees	26,016	25,041